Exhibit 99.1

Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com, Inc. Announces Appointment of New Independent
Director and Sets Date for 2010 Annual Meeting

Execution of Stockholder Agreement and Registration Rights
Agreement with Great Hill Partners

BOCA RATON, Fla., October 11, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced that Michael Sheridan was appointed to the Board of Directors effective immediately.  Mr. Sheridan was also appointed to serve as Chairman of the Company’s Audit Committee.  Mr. Sheridan has over 20 years of experience working in the high technology and internet industries.  Most recently he was Chief Financial Officer of Mimosa Systems, Inc., an email archiving software company that was acquired by Iron Mountain, Inc. in February 2010.   Prior to Mimosa Systems, Mr. Sheridan served as Chief Financial Officer for numerous technology and internet companies including: Playlist, Inc., Facebook, Inc., IGN Entertainment, Inc. and SonicWall, Inc.  He has also served on the Board of Directors of 3Par, Inc., a publicly-traded provider of data storage systems that was acquired by Hewlett Packard in September 2010.

In addition, the Company announced that its 2010 Annual Meeting of Stockholders will be held on Thursday, December 9, 2010 in Las Vegas, Nevada.  In accordance with applicable Delaware law and the Company's bylaws, the Company's Board of Directors has fixed November 9, 2010 as the record date for holders of the Company’s common stock to be eligible to vote at the 2010 Annual Meeting.  The Company intends to nominate for election all incumbent directors who are currently serving on the Board and is continuing its national search for additional, qualified, independent outside Directors.  As previously announced, the Company has engaged Spencer Stuart to assist in the search process.  Once the search and Board approval process for additional independent directors is completed, the Company will reconstitute all standing committees of the Board.  Vitacost expects to convene its 2011 Annual Meeting of Stockholders sometime in the spring of 2011.

Separately, the Company announced that, upon the recommendation of an Ad Hoc Committee of the Board and of  the Audit Committee of the Board,  it has entered into a Stockholder Agreement with Great Hill Investors, LLC, Great Hill Equity Partners III, L.P., and Great Hill Equity Partners IV, L.P., (collectively, "Great Hill"), whereby Great Hill has agreed to various restrictions with respect to the voting, transfer and sale of  shares of the  Company’s common stock it currently owns and with respect to any shares it may own in the future in excess of 30% of the Company’s outstanding common stock.  In addition, upon the recommendation of the Ad Hoc Committee and the Audit Committee, the Company and Great Hill have entered into a Registration Rights Agreement, which provides Great Hill with certain demand, incidental and shelf registration rights subject to various exceptions and qualifications.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Additional Information Regarding the 2010 Annual Meeting of Stockholders and Where to Find It

In connection with Vitacost.com Inc.’s solicitation of proxies for use at the Company’s 2010 Annual Meeting of Stockholders, the Company intends to file a proxy statement (and related proxy materials) on Schedule 14A with the Securities and Exchange Commission (the "SEC") and furnish to its stockholders its proxy statement (and related proxy materials). INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VITACOST.COM INC. AND THE 2010 ANNUAL MEETING OF STOCKHOLDERS. The definitive proxy statement (when it becomes available) will be mailed to Vitacost.com Inc. stockholders. Investors and stockholders may obtain a free copy of these documents (when available) and other documents filed by Vitacost.com Inc. at the SEC’s website at www.sec.gov and at the Investor Relations section of the Company’s website at www.vitacost.com. The definitive proxy statement and such other documents may also be obtained for free from Vitacost.com Inc. by directing such request to Vitacost.com Inc., Attention: Kathleen Reed, 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487, Telephone: 561-982-4180.

Vitacost.com Inc. and its directors, director-nominees and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the 2010 Annual Meeting of Stockholders. Information about Vitacost.com Inc.’s directors, director-nominees and executive officers will be set forth in Vitacost.com Inc.’s proxy statement on Schedule 14A, which the Company intends to file with the SEC and furnish to its stockholders.